EXHIBIT (a)(1)(F)


             This announcement is neither an offer to purchase nor a
           solicitation of an offer to sell Common Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated as of June 10, 2003 (the "Offer to Purchase"), and the related Letter of Transmittal, and is being made to all holders of Common Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Common
         Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws ofsuch jurisdiction or any administrative or, judicial action pursuant thereto.

                           Notice of Offer to Purchase
                          Up To 8,698,267 Common Shares

                                       of

                              Odd Job Stores, Inc.

                                       at

                           $3.00 Net Per Share in Cash

                                       by

                           Amazing Savings Holding LLC

           Amazing Savings Holding LLC, a Delaware limited liability company ("Amazing Savings"), through its newly formed, wholly owned subsidiary OJSAC, Inc., a Delaware corporation ("OJSAC"), hereby offers to purchase up to 8,698,267 common shares, without par value (the "Common Shares"), of Odd Job Stores, Inc., an Ohio corporation (the "Company"), at a price of $3.00 per share, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which together with any amendments or supplements thereto constitute the "Offer"). If the Offer is not completed on or before July 15, 2003, Amazing Savings has the right to reduce the offer price to $2.90 per share.

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THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 8:00 AM, NEW YORK CITY TIME, ON
WEDNESDAY, JULY 9, 2003, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

           THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) THAT NUMBER OF SHARES WHICH REPRESENTS NOT LESS THAN 66-2/3% (THE "MINIMUM NUMBER") OF THE OUTSTANDING COMMON SHARES.

           Upon the terms and subject to the conditions of the Offer, if more than the minimum number of Common Shares are validly tendered prior to the Expiration Date and not properly withdrawn in accordance with the Offer to

Purchase, Amazing Savings will accept for payment and pay for up to 8,698,267 Common Shares, but subject to certain conditions, on a pro rata basis to the extent that more than 8,698,267 Common Shares are validly tendered and not properly withdrawn.

           The Offer is being made pursuant to a Tender Agreement (the "Tender Agreement"), dated as of June 3, 2003, between Amazing Savings and the Company. Simultaneously with the execution of the Tender Agreement, Amazing Savings entered into a Principal Shareholders Agreement, dated as of June 3, 2003 (the "Principal Shareholders Agreement"), with each of the following persons: ZS Mazel Inc., ZS Mazel L.P., ZS Mazel II, L.P. and Mazel/D&K, Inc (collectively, the "Principal Shareholders"). Pursuant to the Principal Shareholders Agreement, the Principal Shareholders, who beneficially own approximately 53% of the outstanding Common Shares have agreed, among other things, to tender in the Offer, and not withdraw, all Common Shares that they beneficially own.

           The purpose of the Offer is to acquire control of and a significant equity interest in, the Company. Upon completion of the Offer, unless Amazing Savings reduces the minimum tender condition, Amazing Savings will own at least 66 2/3% and up to approximately 96% of the Company. If, as and to the extent that Amazing Savings acquires control of the Company, however, Amazing Savings intends to keep some shares of the Company in the hands of the public to permit it to conduct the business of the Company at times and on days of the week when Amazing Savings would otherwise not be permitted to conduct business based on the religious beliefs of its principals.

           THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS, AND HAS UNANIMOUSLY APPROVED THE TENDER AGREEMENT, THE PRINCIPAL SHAREHOLDERS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE TENDER AGREEMENT, INCLUDING THE OFFER, AND RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR COMMON SHARES PURSUANT THERETO.

           For purposes of the Offer, Amazing Savings will be deemed to have accepted for payment, and thereby purchased, Common Shares validly tendered and not properly withdrawn as, if and when Amazing Savings gives oral or written notice to American Stock Transfer & Trust Company, as Depositary (the "Depositary") of Amazing Savings acceptance of such Common Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Common Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Amazing Savings and transmitting payment to validly tendering shareholders.

           In all cases, payment for Common Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Common Shares or a timely confirmation of the book-entry transfer of such Common Shares into the Depositary's account at The


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
Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

           Payment for Common Shares accepted for payment pursuant to the Offer may be delayed in the event of proration due to the difficulty of determining the number of Common Shares validly tendered and not properly withdrawn.

           The receipt of cash for shares in the Offer will be a taxable transaction for U.S. federal income tax purposes. Subject to the discussion in the following paragraph regarding the consummation of a merger or other business combination among Amazing Savings, OJSAC and the Company, a tendering shareholder will generally recognize gain or loss in an amount equal to the difference between (a) the cash received in the Offer and (b) the adjusted tax basis in the shares sold in the Offer. That gain or loss will be a capital gain or loss if the shares are capital assets, and will be long-term capital gain or loss if the shares have been held for more than one year at the time the Offer is completed.

           It is contemplated that at some time after the completion of the Offer, Amazing Savings will propose a merger or other business combination among Amazing Savings, OJSAC and the Company. In the event that a merger of OJSAC into the Company is consummated and this Offer and such merger are considered to be part of an integrated acquisition, then the tendering shareholder will, depending upon the circumstances, recognize gain or loss with respect to all the shares tendered in a manner similar to the foregoing, or in the alternative, recognize both gain or loss with respect to a portion of the shares tendered and ordinary income (but not a loss) with respect to the remaining portion of the shares tendered in an amount equal to the cash he or she receives, without any offset allowed for his or her tax basis in the shares tendered.

           The term "Expiration Date" means 8:00 A.M., New York City time, on July 9, 2003, unless Amazing Savings, extends the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the time and date at which the Offer, as so extended by Amazing Savings, shall expire (provided, however, that the Expiration Date shall not be extended for more than five business days per extension). In addition Amazing Savings may be required to extend the Offer in five calendar day increments until August 31, 2003 if certain conditions to the Offer are not satisfied. Any such extension will be followed by a public announcement thereof by no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Common Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such Common Shares. Without limiting the manner in which Amazing Savings may choose to make any public announcement, Amazing Savings currently intends to make announcements by issuing a press release to the Business Wire.

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
           Except as otherwise provided below or as provided by applicable law, tenders of Common Shares made pursuant to the Offer are irrevocable. Common Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after August 9, 2003 (or such later date as may apply in case the Offer is extended).

           To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must contain the information specified in the Offer to Purchase.

           Withdrawals of Common Shares may not be rescinded. Any Common Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be re-tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Offer.

           All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Amazing Savings, in its sole discretion, whose determination shall be final and binding.

           The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

           The Company has provided Amazing Savings with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Common Shares. The Offer to Purchase, the related Letter of Transmittal and other materials will be mailed to record holders of Common Shares and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Common Shares, or who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Common Shares.

           THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

           Requests for assistance or additional copies of the Offer to Purchase, Letter of Transmittal and other tender offer documents may be directed to the Information Agent, at the address and telephone number set forth below, and copies will be furnished promptly at Amazing Savings expense. Amazing Savings will not pay any fees or commissions to any broker or dealer or other person other than the Depositary and the Information Agent for soliciting tenders of Common Shares pursuant to the Offer.


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

                     The Information Agent for the Offer is:

                            MacKenzie Partners, Inc.
                               105 Madison Avenue
                               New York, NY 10016

                Bankers and Brokers Call Collect: (212) 959-5500
                    All Others Call Toll-Free: (800) 322-2885

June 10, 2003



















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